UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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SCHEDULE 14A

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Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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GWG HOLDINGS, INC.

(Name of Registrant as Specified In Its Charter)

____________________________________________________________________________________________________________

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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GWG HOLDINGS, INC.

220 South Sixth Street, Suite 1200
Minneapolis, MN 55402

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD THURSDAY, DECEMBER 12, 2019

TO THE STOCKHOLDERS OF GWG HOLDINGS, INC.:

Please take notice that the annual meeting of stockholders (the “Annual Meeting”) of GWG Holdings, Inc. (the “Company”) will be held, pursuant to due call by the Board of Directors, on Thursday, December 12, 2019, at 9:00 a.m., at 220 South Sixth Street, Suite 1200, Minneapolis, Minnesota 55402, or at any adjournment or adjournments thereof, for the purpose of considering and taking appropriate action with respect to the following:

1.      The election of three Class I directors nominated by the Board of Directors to serve for a three-year term expiring in 2022;

2.      An advisory vote to approve the compensation of our executive officers as disclosed in this proxy statement (“say-on-pay”);

3.      An advisory vote on the frequency of future advisory votes on executive compensation;

4.      The ratification of the appointment of Whitley Penn LLP as our independent registered public accounting firm for fiscal 2019; and

5.      The transaction of any other business as may properly come before the Annual Meeting or any adjournments thereof.

Pursuant to due action of the Board of Directors, stockholders of record on November 12, 2019 will be entitled to vote at the Annual Meeting or any adjournments thereof.

The proxy statement for the Annual Meeting and the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018, each of which is included with this Notice, are also available to you on the Internet. We encourage you to review all of the important information contained in the proxy materials before voting.

To view the proxy statement and Annual Report on Form 10-K on the Internet, visit www.gwgh.com.

By Order of the Board of Directors
/s/ Murray T. Holland
Murray T. Holland
Chief Executive Officer

November 22, 2019

GWG HOLDINGS, INC.
220 South Sixth Street, Suite 1200
Minneapolis, MN 55402

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PROXY STATEMENT

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Annual Meeting of Stockholders to be Held
December 12, 2019

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors (periodically referred to in this Proxy Statement as the “Board”) of GWG Holdings, Inc. (periodically referred to herein as “GWG,” the “Company,” “we,” “our,” and “us”) to be used at the annual meeting of stockholders (the “Annual Meeting”) to be held on Thursday, December 12, 2019, at 9:00 a.m., at 220 South Sixth Street, Suite 1200, Minneapolis, Minnesota 55402, for the purpose of considering and taking appropriate action with respect to the following:

1.      The election of three Class I directors nominated by the Board of Directors to serve for a three-year term expiring in 2022;

2.      An advisory vote to approve the compensation of our executive officers as disclosed in this proxy statement (“say-on-pay”);

3.      An advisory vote on the frequency of future advisory votes on executive compensation;

4.      The ratification of the appointment of Whitley Penn LLP as our independent registered public accounting firm for fiscal 2019; and

5.      The transaction of any other business as may properly come before the Annual Meeting or any adjournments thereof.

The approximate date on which this Proxy Statement and the accompanying proxy were first sent or provided to stockholders was November 22, 2019.

PROXIES AND VOTING

Registered holders of our common stock may vote in one of four ways: by completing and returning the enclosed proxy card via regular mail, scan or email or by voting via the Internet. The Internet procedure is designed to authenticate the stockholder’s identity and to allow stockholders to vote their shares and confirm that their instructions have been properly recorded.

The Board of Directors has set the close of business on November 12, 2019 as the “Record Date” for the Annual Meeting. Only holders of our common stock as of the Record Date, or their duly appointed proxies, are entitled to notice of and will be entitled to vote at the Annual Meeting or any adjournments thereof. On the Record Date, there were 33,033,793 shares of our common stock outstanding. Each share of common stock entitles the holder thereof to one vote upon each matter to be presented at the Annual Meeting. A quorum, consisting of a majority of the voting power of stock entitled to vote at the Annual Meeting, must be present in person or represented by proxy before action may be taken at the Annual Meeting.

Each proxy returned to us will be voted in accordance with the instructions indicated thereon. If no direction is given by a stockholder, the shares will be voted as recommended by the Board of Directors. If any nominee for the Board of Directors should withdraw or otherwise become unavailable for reasons not presently known, the proxies that would have otherwise been voted for such nominee will be voted for such substitute nominee as may be selected by the Board of Directors. If a stockholder abstains from voting on any matter, the abstention will be counted for purposes of determining whether a quorum is present at the Annual Meeting for the transaction of business, as well as shares entitled to vote on that matter. On matters other than the election of directors, except as otherwise described herein, an action of the stockholders generally requires the affirmative vote of a majority of shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the matter. Accordingly, an abstention on any matter other than the election of directors will have the same effect as a vote against that matter. A non-vote occurs when a nominee holding shares for a beneficial owner votes on one proposal, but does not vote on another proposal because the nominee does not have discretionary voting power and has not received instructions from the beneficial owner. Broker non-votes on a matter are counted as present for purposes of establishing a quorum for the Annual Meeting, but are not considered entitled to vote on that particular matter. Consequently, non-votes generally do not have the same effect as a negative vote on the matter.

A stockholder giving us a proxy may revoke it at any time before it is exercised by (i) giving written notice of revocation to the Secretary of our Company, (ii) delivering a duly executed proxy bearing a later date, or (iii) voting in person at the Annual Meeting. The mere presence at the Annual Meeting of a stockholder who has earlier signed a proxy does not, alone, revoke that proxy; revocation must be announced by the stockholder at the time of the Annual Meeting. Unless so revoked, the shares represented by each proxy will be voted at the Annual Meeting and at any adjournments thereof.

NOTICE TO BENEFICIAL OWNERS OF SHARES HELD IN BROKER ACCOUNTS:

New York Stock Exchange Rule 452 prohibits NYSE member organizations from giving a proxy to vote with respect to an election of directors (Proposal One) or with respect to executive compensation matters (Proposal Three) without receiving voting instructions from a beneficial owner. Because NYSE Rule 452 applies to all brokers that are members of the NYSE, this prohibition applies to the Annual Meeting even though our common stock is not listed on the New York Stock Exchange. Therefore, brokers will not be entitled to vote shares at the Annual Meeting with respect to Proposal ONE or THREE without instructions by the beneficial owner of the shares. AS A RESULT, BENEFICIAL OWNERS OF SHARES HELD IN BROKER ACCOUNTS ARE ADVISED THAT, IF THEY DO NOT TIMELY PROVIDE INSTRUCTIONS TO THEIR BROKER, THEIR SHARES WILL NOT BE VOTED IN CONNECTION WITH THESE PROPOSALS.

PROPOSAL 1

ELECTION OF DIRECTORS

We currently have ten directors serving on our Board of Directors.

In early 2019, our Board of Directors and stockholders approved an amendment to our bylaws that established a classified Board of Directors in which directors are divided into three classes, to be designated as Class I, Class II and Class III. Each class serves staggered, three year terms. The terms of office of our Class I directors will expire at the upcoming Annual Meeting. The terms of office of our Class II directors will expire at the annual meeting of stockholders to be held in 2020. The terms of office of our Class III directors will expire at the annual meeting of stockholders to be held in 2021. Therefore, if elected at the Annual Meeting, each of our Class I directors will hold office for a term of three years or until his or her successor is elected and shall have qualified, or until his or her earlier death, resignation, removal or disqualification.

The following chart sets forth the three classes of directors.

Director Nominee/Director	Class	Expiration of Term of Director
Brad K. Heppner	Class I	2019
Thomas O. Hicks	Class I	2019
Kathleen J. Mason	Class I	2019
Michelle Caruso-Cabrera	Class II	2020
Dennis P. Lockhart	Class II	2020
Bruce W. Schnitzer	Class II	2020
Roger T. Staubach	Class II	2020
Peter T. Cangany, Jr.	Class III	2021
David F. Chavenson	Class III	2021
David H. de Weese	Class III	2021

The following paragraphs provide information as of the date of this Proxy Statement about each Class I director nominee as well as about our directors who are continuing in office. The information presented includes information that each person has given us about his or her age, all positions he or she holds within our Company, his or her principal occupation and business experience for the past five years, and the names of other publicly held companies of which he or she currently serves as a director or has served as a director during the past five years. In addition to the information presented below regarding each person’s specific experience, qualifications, attributes and skills that led our Board of Directors to the conclusion that he or she should serve as a director, we believe that all of our directors have experience in developing and overseeing businesses and implementing near term and long-range strategic plans. We also believe that all of our directors have a reputation for integrity, honesty and adherence to high ethical standards. Collectively, they have demonstrated business acumen and an ability to exercise sound judgment, as well as a commitment of service to our Company and our Board of Directors

BOARD OF DIRECTORS AND EXECUTIVE OFFICERS

Name and Age of Director and/or Nominee	Principal Occupation, Business Experience For the Past Five Years and Directorships of Public Companies	Director Since
CLASS I
Brad K. Heppner Age 53

Brad K. Heppner is the Chief Executive Officer and Chairman of the Board of Directors of Beneficient. Mr. Heppner has acquired or founded ten operating companies principally in the financial services, investment and insurance sectors, each with a common business purpose of providing highly specialized solutions for alternative asset owners. Mr. Heppner founded Heritage Highland in 1996 as a family office to organize, acquire and own as controlling or sole shareholder these operating companies. In 2003, Mr. Heppner organized Highland Consolidated Business Holdings, L.P. which is the predecessor-in-interest to Beneficient and reorganized into Beneficient in September 2017. He has successfully completed realizations from seven of the ten Heritage Highland companies through mergers and transactions with Fortune 50 companies or institutionally backed management teams. In 2003, Mr. Heppner merged The Crossroads Group, a multi-billion dollar alternative asset manager, with Lehman Brothers, now Neuberger Berman. Among the companies Mr. Heppner founded and sold is Capital Analytics, the third oldest alternative asset administration company in the United States, which is now owned by Mitsubishi Union Financial Group. Currently, Mr. Heppner serves as chief executive officer and chairman for all Heritage Highland companies, positions he has held since its organization in 1996. Previously, he was a senior consultant at Bain & Company where he focused on private equity financed companies between 1994 and 1996. Mr. Heppner served as director of investments for John D. and Catherine T. MacArthur Foundation in Chicago from 1989 to 1993 after beginning his career in New York City at Goldman, Sachs & Co. as an analyst. Through companies held by Heritage Highland, Mr. Heppner has been a fiduciary for over 250 institutions and served on numerous corporate boards and advisory committees. Mr. Heppner earned his M.B.A. from the J.L.Kellogg Graduate School of Management at Northwestern University. He is a magna cum laude graduate and Business School Most Distinguished Alumnus of Southern Methodist University, where he received a B.S., a B.B.A. and a B.A.

2019
Thomas O. Hicks Age 73

Thomas O. Hicks is a pioneer in the private equity industry in the United States. From 1984 to 1988 he was Co-Founder and Co-Chairman of Hicks & Haas, which compiled a highly successful track record of acquisitions, including Dr Pepper, Seven Up, A&W Root Beer, Sybron, and Thermadyne. He later founded numerous private equity funds for his firm, Hicks, Muse, Tate and Furst, which raised over $12 billion in funds. His funds have invested billions of dollars of equity in businesses in the United States, Europe, and Latin America. Mr. Hicks retired from Hicks Muse in 2004, and now manages his own family office private equity firm, Hicks Holdings, LLC. Mr. Hicks was a Director of Carpenter Technology Corporation until September 2014. Mr. Hicks has a B.B.A. from the University of Texas, Austin and an MBA from the University of Southern California. Mr. Hicks is also the manager and indirect, majority owner of HSG Sports Group Holdings LLC, which, through subsidiaries, including HSG Sports Group LLC and others, formerly owned interests in professional sports franchises, including the Texas Rangers major league professional baseball club and Dallas Stars professional ice hockey team. On May 24, 2010, the Texas Rangers filed a voluntary petition for Chapter 11 bankruptcy protection. On September 15, 2011, the Dallas Stars filed a voluntary petition for Chapter 11 bankruptcy protection. Additional proceedings were filed by or against other entities related to the Texas Rangers and the Dallas Stars, and Mr. Hicks in his individual capacity, in connection with the foregoing. Both the Texas Rangers and the Dallas Stars were sold to new owners in connection with their respective Chapter 11 bankruptcy cases.

2019

Name and Age of Director and/or Nominee	Principal Occupation, Business Experience For the Past Five Years and Directorships of Public Companies	Director Since
Kathleen J. Mason Age 70

Kathleen J. Mason currently serves as a consultant with Third Bridge, an international advisory firm based in London. Ms. Mason served as President and Chief Executive Officer of Tuesday Morning Corporation, an operator of first-quality discount and closeout home furnishing and gift stores, from 2000 until June 2012. She was president and chief merchandising officer of Filene’s Basement, Inc. in 1999. She was president of the HomeGoods division of The TJX Companies, Inc., an apparel and home fashion retailer, from 1997 to 1999. She was employed by Cherry & Webb, a women’s apparel specialty chain, from 1987 until 1992, as executive vice president, then, until 1997, as chairman, president and chief executive officer. Her previous business experience includes senior management positions with retailers May Company, The Limited Inc. and the Mervyn’s Stores division of Dayton-Hudson Corp. (now Target Corporation). Ms. Mason has also served as a director of other national retailers. Ms. Mason’s senior executive and board experience with other national retail companies provide her with a valuable perspective on a number of issues directly relevant to the Company’s business. Ms. Mason currently serves on the Board of Directors of Genesco Inc. (GCO) and formerly served on the Boards of Directors of Tuesday Morning Corporation (TUES), Office Depot, Inc. (ODP), The Men’s Wearhouse, Inc. (now TLRD), Hot Topic, Inc. (HOTT) and Boston Restaurant Associates, Inc. (BRA).

2019
CLASS II
Michelle Caruso-Cabrera Age 50

Michelle Caruso-Cabrera is currently the Chief Executive Officer of MCC Productions, a media content and production company she founded in September 2018. Previously, Ms. Caruso-Cabrera spent more than 20 years at CNBC, most recently as chief international correspondent and co-anchor of “Power Lunch.” She remains a contributor to CNBC. Throughout her career, Ms. Caruso-Cabrera has covered a wide range of stories from the 2008 financial crisis to U.S. elections to the debt crisis in Greece and the Brexit vote. She has traveled the world reporting live from Cuba, Iran, Ukraine, Iraq, Italy, Russia, Venezuela and Latin America, among many others. She joined CNBC from WTSP-TV in St. Petersburg, Fla., where she spent four years as a general assignment reporter. Prior to that, Ms. Caruso-Cabrera was a special projects producer for Univision where she gained experience covering Latin America. She began her career in 1990 while in college, as a stringer for The New York Times, reporting for the education section. Previously, she wrote a personal finance column for Shape en Español and People en Español. She has also been awarded Broadcaster of the Year from the National Association of Hispanic Journalists and was named one of the “100 Most Influential Hispanics” in the country by Hispanic Business magazine. She earned a bachelor’s degree in economics from Wellesley College.

2019
Dennis P. Lockhart Age 72

Dennis P. Lockhart is currently a distinguished professor-of-the-practice in the Nunn School of International Affairs at Georgia Tech. Early in 2017, Mr. Lockhart retired from his position as president and Chief Executive Officer of the Federal Reserve Bank of Atlanta, a position he held since 2007. Earlier, he was a professor at Georgetown University, School of Foreign Service, from 2003 to 2007. Prior to this, he held senior positions at Heller Financial Inc. and Citicorp (now Citigroup), and served as an officer in the U.S. Marine Corps Reserve. Mr. Lockhart holds a Master of Arts from Johns Hopkins University, Bachelor of Arts from Stanford University, and an honorary doctorate from Georgia State University. Mr. Lockhart currently serves on the Board of Directors of Pensare Acquisition Corp. (WRLS) and Invesco Mortgage Capital.

2019

Name and Age of Director and/or Nominee	Principal Occupation, Business Experience For the Past Five Years and Directorships of Public Companies	Director Since
Bruce W. Schnitzer Age 74

Bruce W. Schnitzer has been a successful private equity investor since 1985 and Chairman of Wand Partners, a private equity firm specialized in insurance and other specialty financial services, since 1987. From 1977 to 1985, Mr. Schnitzer was a senior executive with Marsh & McLennan, where he served as President and CEO of Marsh, Inc. (the world-wide insurance broker) and as Chief Financial Officer of Marsh & McLennan Companies, Inc. (NYSE-MMC). Prior to joining Marsh & McLennan, Mr. Schnitzer was a Vice President and head of Mergers & Acquisitions at Morgan Guaranty Trust Company (J.P. Morgan) — 1967-76. Mr. Schnitzer has served in numerous non-profit roles, including Chairman of The Institute of Human Origins, Director of The Litchfield Land Trust, and Director & Treasurer of Scherr-Thoss Foundation. Mr. Schnitzer graduated from the University of Texas, Austin in 1966 (B.B.A.) and received an M.B.A. from the University of Texas, Austin in 1967.

2019
Roger T. Staubach Age 77

Roger T. Staubach retired in July 2018 from the role of Executive Chairman of JLL Americas, a professional services firm specializing in real estate. Mr. Staubach’s role focused on client relationships and new business development. With 2017 global revenue of $7.9 billion, JLL serves clients in 80 countries from more than 1,000 locations worldwide, including 300 corporate offices and a global workforce of 82,000. Prior to joining forces with JLL, Mr. Staubach was Executive Chairman of The Staubach Company, a market leading global real estate advisory firm that delivered cost-effective solutions for office, industrial and retail clients. In July 2008, The Staubach Company merged with JLL. Prior to his career in real estate, Mr. Staubach was a member of the Dallas Cowboys professional football team and won numerous football awards including the Heisman Trophy in 1963. Among the many other honors bestowed upon Mr. Staubach are the 2018 Presidential Medal of Freedom, Commercial Property News’ “Corporate Services Executive of the Year” (four times), the 2006 Congressional Medal of Honor “Patriot Award,” the NCAA “Teddy Roosevelt Award” for being one of the “100 Most Influential NCAA Student-Athletes,” the American Jewish Congress “Torch of Conscience Award,” and the United States Naval Academy “Distinguished Graduate.” Mr. Staubach served as the Chairman of the Host Committee for Super Bowl XLV which was held in North Texas in 2011, and he continues to be involved with The Children’s Cancer Fund, the United States Naval Academy Foundation and numerous other civic, charitable, and professional organizations. Mr. Staubach earned a B.S. from the United States Naval Academy and served four years as a Navy officer.

2019
CLASS III
Peter T. Cangany, Jr. Age 62

Peter T. Cangany, Jr. joined Ernst & Young, LLP (“EY”) in 1980 upon graduating college and retired from the firm in 2017. Mr. Cangany became an EY partner in 1993 and, during his tenure, worked in EY’s Indianapolis, Seattle, San Antonio office, New York and Bermuda offices. At EY Mr. Cangany specialized in working with insurance entities, primarily property, casualty and reinsurance, and has as a strong working knowledge of the life settlement industry. During his 37 years with EY, Mr. Cangany served as the engagement partner on several large public and non-public nationally recognized companies. He also held numerous leadership positions at EY, including area insurance practice leader for the Pacific Northwest, Southwest, and BBC (Bermuda, Bahamas, Caymans) Areas, and Office Managing Partner for EY’s Seattle and Bermuda offices. Mr. Cangany serves on the Board of Trustees of Franklin College of Indiana (2009 — present) and is the Finance Committee Chair (and previously Audit Committee Chair). Mr. Cangany earned a BA in Accounting from Franklin College and an MBA from Texas A&M University. He is also a Certified Public Accountant.

2019

Name and Age of Director and/or Nominee	Principal Occupation, Business Experience For the Past Five Years and Directorships of Public Companies	Director Since
David F. Chavenson Age 67

David F. Chavenson served as Treasurer of Alon USA Energy Company from 2007 until 2018. He served as Vice President and Treasurer of Flowserve Corp. from 2001 until 2005; Senior Vice President and Chief Financial Officer at Worldwide Flight Services, Inc. from 2000 to 2001; and Vice President of Finance, Chief Financial Officer and Corporate Secretary of Rutherford-Moran Oil Corporation since April 1996 to 1999. Previous to 1996, Mr. Chavenson spent 18 years at Oryx Energy Company, an oil and gas exploration and production company (previously Sun Exploration and Production Co.) (“Oryx”), and served as Treasurer there from 1993 to 1996. Prior to that, he served as Assistant Treasurer and Manager of Corporate Finance, Manager of Financial Analysis and Senior Financial Specialist at Oryx. Mr. Chavenson has a B.A., Magna Cum Laude, Phi Beta Kappa from Dickinson College and holds an M.B.A. in finance with honors from the Harvard Business School. He is also a Certified Public Accountant.

2019
David H. de Weese Age 77

David H. de Weese is a Partner of Paul Capital Advisors, a private equity firm. He was instrumental in developing Paul Capital’s deal origination strategy and transaction sourcing network. He joined Paul Capital in 1995 and led global secondary transaction sourcing activities and the due diligence of life science and health care investments. Mr. de Weese has 14 years of management experience in Europe. He has an extensive entrepreneurial experience and in-depth scientific and business knowledge. He also founded Medical Innovations. In 1993, he co-founded and served as the President and Chief Executive Officer of M6 Pharmaceuticals. Mr. de Weese served as the President and Chief Executive Officer of Cygnus Therapeutic Systems, SigA Pharmaceuticals and a Silicon Valley software company. Prior to Cygnus, he served as the President and Chief Executive Officer of Machine Intelligence Corporation. Mr. de Weese served as Director of OSE Immunotherapeutics SA (also known as OSE Pharma SA) from June 2014 to June 2017. Mr. de Weese holds an M.B.A. from the Harvard Business School, a B.A. from Stanford University and attended law school at Stanford University.

2019

Vote Required

Directors are elected by a plurality of the votes of the holders of shares present in person or represented by proxy and entitled to vote on the election of directors. The nominees receiving the highest number of affirmative votes will be elected. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the three Class I nominees named above. If you do not vote for a particular nominee, or you withhold authority for one or all nominees, your vote will not count either “for” or “against” the nominee, although it will be counted for purposes of determining whether there is a quorum. If any director nominee should withdraw or otherwise become unavailable for reasons not presently known, the proxies which would have otherwise been voted for that director nominee may be voted for a substitute director nominee selected by our Board of Directors.

The Board of Directors recommends that you vote FOR the election of each Class I nominee named above.

PROPOSAL 2

ADVISORY VOTE ON APPROVAL OF THE COMPANY’S EXECUTIVE COMPENSATION

Under the Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Dodd-Frank Act, our stockholders are entitled to vote to approve, on an advisory basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the rules of the Securities and Exchange Commission. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement.

The compensation of our named executive officers is disclosed in the section entitled “Executive Compensation” below and in the compensation tables and related narrative disclosures. As discussed in those disclosures, the executive compensation program of our company seeks to provide a level of compensation that is competitive with companies of similar size in the financial services industry. We align executive officer compensation with both company performance and individual performance and provide incentives to motivate executive officers to achieve our financial, operating, and strategic objectives and reward them for achieving these objectives. We compensate our executive officers through a mix of compensation designed to be competitive within our industry and to align management’s incentives with the long-term interests of our stockholders.

We are asking our stockholders to indicate their support for the compensation of our named executive officers as described in this proxy statement by casting a non-binding advisory vote “FOR” the following resolution:

“RESOLVED, that the stockholders approve, on an advisory basis, the compensation of the ‘named executive officers’ of GWG Holdings, Inc., as disclosed in the section entitled ‘Executive Compensation’ in the Proxy Statement for the GWG Holdings, Inc. 2019 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission.”

Vote Required

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to approve, on an advisory basis, the compensation of our named executive officers as described herein. Because the vote is advisory, it will not be binding on us, the Board or the Compensation Committee. Nevertheless, the views expressed by our stockholders, whether through this vote or otherwise, are important to us and, accordingly, the Board and the Compensation Committee intend to consider the results of this vote in making determinations in the future regarding executive compensation arrangements.

The Board of Directors recommends that you vote FOR the proposal to approve the compensation of our named executive officers, as described in this proxy statement.

PROPOSAL 3

ADVISORY VOTE ON THE FREQUENCY OF ADVISORY VOTES ON EXECUTIVE COMPENSATION

The Dodd-Frank Act also enables our stockholders to indicate (on an advisory basis) how frequently we should seek an advisory vote on the compensation of our named executive officers, as disclosed pursuant to the SEC’s compensation disclosure rules, such as Proposal 2. In particular, we are asking whether this “Say-on-Pay” vote should occur every three years, every two years, or every one year.

Many commentators have expressed a belief that votes less frequent than annual votes are appropriate, because they enable stockholders to focus on a company’s overall compensation program design, as opposed to short-term decisions, and provide sufficient time to evaluate how a company’s compensation programs drive longer-term performance and the creation of longer-term shareholder value. Many also believe that a less frequent voting cycle will give companies sufficient time to respond thoughtfully to stockholder views and to implement any necessary changes to executive compensation programs and allow stockholders to evaluate the results of these changes before the next stockholder advisory vote.

Others believe that more frequent advisory votes are optimal, as they provide stockholders with the opportunity to react promptly to emerging trends in compensation and to provide rapid feedback to companies with respect to their views on the effectiveness and appropriateness of their executive compensation programs. Under this view, more frequent feedback would provide boards of directors and compensation committees with the opportunity to evaluate individual compensation decisions each year in light of the stockholder feedback and to better incorporate current stockholder views into companies’ compensation programs.

Our Board believes that the most appropriate outcome at this time is to have a stockholder advisory vote on compensation once every three years, to best enable the Board and the Compensation Committee to understand and incorporate the views of our stockholders in structuring our executive compensation programs. The Company views the way it compensates its named executive officers as an essential part of its strategy to maximize the performance of the Company and deliver enhanced value to the Company’s shareholders. The Board believes that a vote every three years will permit the Company to focus on developing compensation practices that are in the best long-term interests of its shareholders. The Board believes that a more frequent advisory vote may cause the Company to focus on the short-term impact of its compensation practices to the possible detriment of the long-term performance of the Company.

You may cast your vote on your preferred voting frequency by choosing the option of three years, two years, one year or abstain from voting when you vote on this proposal.

“RESOLVED, that the option of once every three years, two years, or one year that receives the highest number of votes cast for this resolution will be determined to be the preferred frequency with which the Company is to hold a stockholder advisory vote to approve the compensation of the named executive officers, as disclosed pursuant to the Securities and Exchange Commission’s compensation disclosure rules.”

Vote Required

The option of three years, two years or one year that receives the highest number of votes cast by stockholders will be the frequency for the advisory vote on executive compensation that has been selected by stockholders. As with your vote on Proposal 2 above, your vote on this Proposal 3 is advisory, and therefore not binding on the Company, the Compensation Committee, or our Board, and the Board may decide that it is in the best interests of our stockholders and the Company to hold an advisory vote on executive compensation more or less frequently than the option approved by our stockholders. However, our Board and our Compensation Committee value the opinions of our stockholders and we will take our stockholders’ preferences into account in making determinations regarding the frequency of the Say-on-Pay vote.

The Board of Directors recommends that stockholders vote for a frequency of every “three years”
for future advisory stockholder votes on executive compensation.

PROPOSAL 4

RATIFICATION OF THE APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Board of Directors and management are committed to the quality, integrity and transparency of GWG’s financial reports. In accordance with the duties set forth in its written charter, the Audit Committee of our Board of Directors has appointed Whitley Penn LLP as our independent registered public accounting firm for the 2019 fiscal year. A representative of Whitley Penn LLP is not expected to attend this year’s Annual Meeting. To the extent that a representative of Whitley Penn LLP does attend this year’s Annual Meeting, he or she will be available to respond to appropriate questions from stockholders, and will have the opportunity to make a statement if he or she desires to do so.

Our independent registered public accounting firm for the 2018 and 2017 fiscal years was Baker Tilly Virchow Krause, LLP (“Baker Tilly”). On August 5, 2019, we received notice from Baker Tilly that it declined to stand for re-appointment as our certifying accountant for fiscal year 2019.

Neither of Baker Tilly’s audit reports for the years ended December 31, 2018 or 2017 contained an adverse opinion or a disclaimer of opinion, nor was any such report qualified or modified. In addition, during the years ended December 31, 2018 and 2017 and through August 5, 2019, there were (i) no disagreements between the Company and Baker Tilly on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which, if not resolved to Baker Tilly’s satisfaction, would have caused Baker Tilly to make reference to the subject matter of the disagreement in connection with its report for such years, and (ii) no “reportable events” as defined in Item 304(a)(1)(v) of Regulation S-K for such years and subsequent interim periods through August 5, 2019, except for the material weaknesses in internal control over financial reporting that existed as of December 31, 2018 and March 31, 2019 relating to the Company’s (i) failure to timely file the 2018 Form 10-K due to the lack of effective information and communication controls with external parties that prevented the Company from timely executing certain controls within its financial closing and reporting processes, and (ii) internal controls over the application of generally accepted accounting principles to material complex non-routine transactions, in each case, as described in Part II, Item 9A (Controls and Procedures) of the Company’s Annual Report on Form 10-K for the year ended December 31, 2018. The Company’s audit committee discussed such material weaknesses with Baker Tilly, and the Company has authorized Baker Tilly to respond fully to the inquiries of the Company’s successor accounting firm concerning such material weaknesses.

We do not expect that a representative of Baker Tilley will attend this year’s Annual Meeting. To the extent that a representative of Baker Tilley attends the Annual Meeting, he or she will be available to respond to appropriate questions from stockholders, and will have the opportunity to make a statement if he or she desires to do so.

On August 6, 2019, our Audit Committee engaged Whitley Penn LLP as our new independent registered public accounting firm for the year ending December 31, 2019. During the years ended December 31, 2018 and 2017, and the subsequent interim period through August 6, 2019, neither the Company nor anyone on its behalf has consulted Whitley Penn LLP with respect to either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s consolidated financial statements or the effectiveness of internal control over financial reporting, where either a written report or oral advice was provided to the Company that Whitley Penn LLP concluded was an important factor considered by the Company in reaching a decision as to any accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a disagreement (as defined in Item 304(a)(1)(iv) of Regulation S-K and related instructions) or a reportable event (as defined in Item 304(a)(1)(v) of Regulation S-K).

Fees Billed to Company by Its Independent Registered Public Accounting Firm

The following table presents fees for professional audit services and 401(k) audit services, tax services and other services rendered by Baker Tilly during years 2017 and 2018:

	2018	2017
Audit Fees(1)	$577,317	$345,526
Audit-Related Fees(2)	$16,423	$—
Tax Fees(3)	$105,560	$87,075
All Other Fees(4)	$11,913	$89,980
Total Fees	$711,213	$522,581

____________

(1)      Audit Fees consist of fees for professional services rendered for the audit of our consolidated annual financial statements and review of the interim consolidated financial statements included in quarterly reports and services that are normally provided in connection with statutory and regulatory filings or engagements.

(2)      Audit-Related Fees consist principally of assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements but not reported under the caption Audit Fees above.

(3)      Tax Fees consist of fees for tax compliance, tax advice, and tax planning.

(4)      All Other Fees typically consist of fees for permitted non-audit products and services provided. All Other Fees included expenses related to our continuous offering of L Bonds and redeemable preferred stock.

The Audit Committee of our Board of Directors reviewed the services provided by Baker Tilly during the 2018 fiscal year and the fees billed for such services. After consideration, the Audit Committee determined that the receipt of these fees by Baker Tilly was compatible with the provision of independent audit services. The Audit Committee discussed these services and fees with Baker Tilly and our management to determine that they are permitted under the rules and regulations concerning auditor independence promulgated by the SEC to implement the Sarbanes-Oxley Act of 2002, as well as the American Institute of Certified Public Accountants.

Pre-Approval Policy

The written charter of the Audit Committee provides that all audit and non-audit accounting services permitted to be performed by our independent registered public accounting firm under applicable rules and regulations must be pre-approved by the Audit Committee or by designated members of the Audit Committee, other than with respect to de minimis exceptions permitted under the Sarbanes-Oxley Act of 2002. All services performed by our independent registered public accounting firm during the years ended December 31, 2018 and 2017 were pre-approved in accordance with the written charter.

Prior to or as soon as practicable following the beginning of each year, a description of the audit, audit-related, tax, and other services expected to be performed by the independent registered public accounting firm in the following year will be presented to the Audit Committee for approval. Following such approval, any requests for audit, audit-related, tax, and other services not presented and pre-approved must be submitted to the Audit Committee for specific pre-approval and cannot commence until such approval has been granted. However, we have delegated the authority to grant specific pre-approval between meetings, as necessary, to the Chair of the Audit Committee. The Chair then updates the Audit Committee at the next regularly scheduled meeting of any services that were granted specific pre-approval.

Vote Required

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to ratify the appointment of Whitley Penn LLP as our independent registered public accounting firm for fiscal 2019. If the stockholders do not ratify the appointment of Whitley Penn LLP, the Audit Committee may reconsider its selection, but is not required to do so. Notwithstanding the proposed ratification of the appointment of Whitley Penn LLP by our stockholders, the Audit Committee, in its discretion, may direct the appointment of new independent auditors at any time during the year without notice to, or the consent of, the stockholders, if the Audit Committee determines that such a change would be in the best interests of our Company and our stockholders.

The Board of Directors recommends that you vote FOR the ratification of Whitley Penn LLP as the Company’s independent registered public accounting firm for fiscal 2019.

EXECUTIVE OFFICERS AND DIRECTORS OF OUR COMPANY

Name and Title	Age	Principal Occupation, Business Experience for the Past Five Years and Directorships of Public Companies
Murray T. Holland Chief Executive Officer	66

Murray T. Holland has served as our President and Chief Executive Officer since April 26, 2019. In 2001, Mr. Holland became an original investor and consultant for MHT Partners, a boutique investment banking firm based in Dallas, Texas with a number of offices in the United States. From 2013 until recently, he was Managing Director of MHT Partners. Mr. Holland resigned from this position in connection with the transaction contemplated by the Purchase and Contribution Agreement dated April 15, 2019 among Jon R. Sabes, Steven F. Sabes and The Beneficient Company Group, L.P. (”Beneficient”), among others. Prior to MHT, he was CEO and principal shareholder of Convergent Media Systems (Atlanta), a $100 million custom network outsourcing firm with approximately 300 employees, CEO and principal shareholder of Convergent Group Corporation (Denver), a $200 million geographic information systems software and integration firm with approximately 450 employees, and CEO and principal shareholder of BTI Americas (Chicago), a $2.7 billion business travel agency with approximately 4,400 employees. EDS was his principal business partner in these ventures. Prior to that, Mr. Holland was a partner at the law firm of Akin, Gump, Strauss, Hauer & Feld (Dallas) in corporate finance and securities, a Senior Vice President of Credit Suisse First Boston (New York and Dallas) in Mergers and Acquisitions and a Managing Director of Kidder, Peabody & Co. (New York) in Mergers and Acquisitions. He graduated from Washington and Lee University with a B.S. in 1975, University of Virginia Graduate School of Business Administration with an M.B.A. in 1978, and Washington and Lee University School of Law with a J.D. in 1980. Mr. Holland is the author of “A Nation in the Red” (McGraw Hill- 2014), a book about the U.S. national debt and its implications.

Brad K. Heppner Director, Chairman of the Board	53	See ‘‘Election of Directors (Proposal One)” — above.
Timothy L. Evans Chief Financial Officer and Treasurer	40

Timothy L. Evans joined the Company as Chief Integration Officer on May 6, 2019 and was appointed as Chief Financial Officer and Treasurer on August 15, 2019. Prior to joining GWG Holdings, Inc., Mr. Evans was Chief of Staff for The Beneficient Company Group, L.P. (“Beneficient”), where he had also served as Vice President and Deputy General Counsel since February 2018. Prior to joining Beneficient, Mr. Evans was an attorney for the United States Securities and Exchange Commission for six years, where he served as a trial attorney and a counsel to the Director of Enforcement. Mr. Evans was an associate in the Dallas office of Thompson & Knight LLP for four years before joining the Securities and Exchange Commission. He received his Juris Doctorate, summa cum laude, from the University of Arkansas School of Law in 2008. Prior to practicing as an attorney, Mr. Evans was an accountant for three years with SMG, a public facility management company. He previously held an Arkansas CPA license but is not currently licensed by the Arkansas State Board of Public Accountancy. He graduated from the University of Illinois at Urbana-Champaign with a Bachelor of Arts – Economics in 2001.

Peter T. Cangany, Jr. Director	62	See ‘‘Election of Directors (Proposal One)” — above.
Michelle Caruso-Cabrera Director	50	See ‘‘Election of Directors (Proposal One)” — above.
David F. Chavenson Director	67	See ‘‘Election of Directors (Proposal One)” — above.

Name and Title	Age	Principal Occupation, Business Experience for the Past Five Years and Directorships of Public Companies
Thomas O. Hicks Director	73	See ‘‘Election of Directors (Proposal One)” — above.
Dennis P. Lockhart Director	72	See ‘‘Election of Directors (Proposal One)” — above.
Kathleen Mason Director	70	See ‘‘Election of Directors (Proposal One)” — above.
Bruce W. Schnitzer Director	74	See ‘‘Election of Directors (Proposal One)” — above.

Roger T. Staubach Director	77	See ‘‘Election of Directors (Proposal One)” — above.

David H. de Weese Director	77	See ‘‘Election of Directors (Proposal One)” — above.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth the cash and non-cash compensation for the 2017 and 2018 years awarded to or earned by: (i) each individual who served as the principal executive officer of GWG Holdings during 2018; and (ii) the two most highly compensated executive officers of GWG Holdings who were serving as executive officers at the end of 2018 and who received more than $100,000 in the form of salary and bonus during such year. These individuals are referred to as our “named executives.”

Name and Principal Position	Year	Salary	Bonus	Stock Awards(1)	Option Awards(1)	Total
Jon R. Sabes	2018	$491,546	$1,015,603	$—	$—	$1,507,149
Former Chief Executive	2017	$491,546	$212,881	$—	$—	$704,427
Officer(2)

William B. Acheson	2018	$320,000	$693,353	$757,702	$—	$1,771,055
Chief Financial Officer	2017	$292,599	$177,901	$—	$381,313	$851,813

Steven F. Sabes	2018	$208,246	$54,343	$—	$—	$262,589
Former Chief Operating	2017	$216,255	$98,275	$—	$11,050	$325,580
Officer – Life Epigenetics
Inc. and Secretary(3)

____________

(1)      Amounts shown reflect the grant date fair value of stock awards and option awards granted for the respective year pursuant to the 2013 Stock Incentive Plan, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718. For a discussion of the assumptions used in calculating the grant date fair value of stock awards and option awards made in 2018 and 2017, see footnotes 18 and 14 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal years ended December 31, 2018 and 2017, respectively.

(2)      On April 26, 2019, and in connection with the closing of the transaction contemplated by the Purchase and Contribution Agreement dated April 15, 2019 among Jon R. Sabes, Steven F. Sabes and The Beneficient Company Group, L.P. (”Beneficient”), among others (the “Purchase and Contribution Transaction,”) Jon R. Sabes resigned as the Company’s Chief Executive Officer and from all officer positions he held with the Company or any of its subsidiaries prior to the Closing, other than his position as Chief Executive Officer of the Company’s technology focused wholly owned subsidiaries, Life Epigenetics Inc. (“Life Epigenetics”) and youSurance General Agency, LLC (“youSurance”).

(3)      On April 26, 2019, and in connection with the closing of the Purchase and Contribution Transaction, Steven F. Sabes resigned from all officer positions he held with the Company or any of its subsidiaries prior to the Closing, except as Chief Operating Officer of Life Epigenetics.

In general, in connection with its decisions about executive compensation, the Compensation Committee intends to consider the results of the most recent stockholder advisory vote on executive compensation as well as the advisory vote on the frequency of future advisory votes on executive compensation in determining how frequently to hold its Say-on-Pay vote in the future.

Employment Agreements and Change-in-Control Provisions

As of December 31, 2018, our named executives held the following positions: Mr. Jon R. Sabes, Chief Executive Officer and Chairman of the Board of Directors; Mr. William B. Acheson, Chief Financial Officer; and Mr. Steven F. Sabes, Chief Operating Officer — Life Epigenetics Inc., previously Executive Vice President of Originations and Servicing, President, and Chief Operating Officer.

In June 2011, we entered into employment agreements with each of Messrs. Jon R. Sabes and Steven F. Sabes. Each of these agreements had an initial one year term and was automatically renewed for additional one year periods unless terminated prior to such renewal. On June 28, 2017, we entered into an employment agreement with Mr. Acheson to replace his prior employment agreement dated May 30, 2014, which amendment increased his annual base salary from $225,000 to $320,000. Mr. Acheson’s current agreement has an initial three year term and is automatically renewed for additional one year periods unless either party gives notice of non-renewal at least 60 days prior to the expiration of the then current term. All of these employment agreements establish key employment terms (including reporting responsibilities, base salary, discretionary and bonus opportunity and other benefits), provide for severance benefits in certain situations (including change in control), and contain non-competition, non-solicitation and confidentiality covenants.

Under their respective employment agreements as of December 31, 2018, Mr. Jon R. Sabes received an annual base salary of $480,000 and Mr. Steven F. Sabes received an annual base salary of $200,000. Mr. William Acheson received an annual base salary of $225,000 until entering into his new employment agreement on June 28, 2017, at which time his annual base salary was increased to $320,000. The employment agreements contain customary provisions prohibiting the executives from soliciting our employees for a period of 12 to 18 months after any termination of employment, and from competing with our Company for either two years (if the executive is terminated for good cause or if he resigns without good reason) or one year (if we terminate the executive’s employment without good cause or if he resigns with good reason, which includes a change in control). If an executive’s employment is terminated by us without “good cause” or if the executive voluntarily resigns with “good reason”, then the executive will be entitled to (i) severance pay for a period of 12 months and (ii) reimbursement for health insurance premiums for his family if he elects continued coverage under COBRA.

The employment agreements for Messrs. Jon R. Sabes and Steve F. Sabes also provided that we will reimburse them for any legal costs they incur in enforcing their rights under the employment agreement and, to the fullest extent permitted by applicable law, indemnify them for claims, costs and expenses arising in connection with their employment, regardless of the outcome of any such legal contest, as well as interest at the prime rate on any payments under the employment agreements that are determined to be past due, unless prohibited by law.

On November 28, 2018, the Company entered into restricted stock unit agreement with Bill Acheson pursuant to which Mr. Acheson received a grant of 73,348 restricted stock units. The grant was intended to be effective as of August 10, 2018. Each restricted stock unit entitled Mr. Acheson to receive one share of the Company’s common stock upon vesting, subject to remaining continuously employed by the Company or one of its subsidiaries through the applicable vesting date. The number of restricted stock units was increased by 14,336 as a result of dividend equivalent rights associated with the shares underlying the grant. One half of the restricted stock units vested on the grant date, with the remainder scheduled to vest in equal quarterly installments on each three month anniversary of the intended effective date of the grant. The vesting of all remaining unvested restricted stock units accelerated upon the closing of the Purchase and Contribution Transaction.

On April 26, 2019, and in connection with the closing of the Purchase and Contribution Transaction, (i) Jon R. Sabes resigned as the Company’s Chief Executive Officer and from all officer positions he held with the Company or any of its subsidiaries prior to the closing, other than his position as Chief Executive Officer of the Company’s technology focused wholly owned subsidiaries, Life Epigenetics Inc. (“Life Epigenetics”) and youSurance General Agency, LLC (“youSurance”), and (ii) Steven F. Sabes resigned as the Company’s Executive Vice President of Originations and Servicing and from all officer positions he held with the Company or any of its subsidiaries prior to the closing, except as Chief Operating Officer of Life Epigenetics. The resignations of Messrs. Jon and Steven Sabes included a full waiver and forfeit of (i) any severance that may be payable by the Company or any of its subsidiaries in connection with such resignations or the Purchase and Contribution Transaction and (ii) all equity awards of the Company currently held by either of them.

As contemplated by the Purchase and Contribution Agreement, the Company entered into performance share unit agreements (each a “PSU Agreement”) with certain employees of the Company pursuant to which such employees will receive a bonus under certain terms and conditions, including, among others, that such employees remain employed by the Company or one of its subsidiaries (or, if no longer employed, such employment was terminated by the Company other than for cause, as such term is defined in the PSU Agreement) for a period of 120 days following the closing of the Purchase and Contribution Transaction. The Company’s PSU Agreement with William B. Acheson, the Company’s Chief Financial Officer, was entered into on April 22, 2019 and provides for a target award grant of 125,000 performance share units, which equates to a retention bonus amount of $1,500,000.

On April 26, 2019, and in connection with the closing of the Purchase and Contribution Transaction, Murray T. Holland was appointed as Chief Executive Officer of the Company. On May 31, 2019, we entered into an employment agreement with Mr. Holland pursuant to which he is currently serving as our President and Chief Executive Officer. The employment agreement has an initial three year term and is automatically renewed for additional one year periods unless either party gives notice of non-renewal at least 60 days prior to the expiration of the then current term.

Under the employment agreement, Mr. Holland is entitled to an annual base salary of $650,000, retroactive to April 26, 2019, and is eligible to receive an annual cash bonus the target amount of which will be 150% of his base salary (prorated for the partial first year of employment). Whether the bonus is granted for a particular year, and the amount thereof, will be determined by our Compensation Committee in its discretion based upon Mr. Holland’s performance. Mr. Holland is also entitled to participate in all employee benefit plans and programs made available by the Company to the Company’s executive employees generally.

If Mr. Holland’s employment is terminated by us without “Cause” or if he voluntarily resigns with “Good Reason,” in each case as defined in the employment agreement, then (i) he will be entitled to severance pay in an amount equal to his annual base salary, payable in a lump sum within 30 days after the date of the termination, (ii) he will receive a pro-rated portion of the target amount of his annual cash bonus for the year in which termination occurs, and (iii) any performance share units (“PSUs”) or other equity incentives held by Mr. Holland will fully vest on the date of termination.

On May 31, 2019, and as contemplated by the employment agreement and discussed below, we entered into a PSU Agreement with Mr. Holland that provides for a target award grant of 129,717 PSUs (the “Target Award”), and up to a maximum of 259,434 PSUs. Each PSU represents the right to receive one share of our common stock (or, following a Change-in-Control Transaction (as defined in the PSU Agreement, the cash value thereof), upon vesting, which is generally subject to (i) the satisfaction of performance goals over a three year performance period, as determined by our Compensation Committee in its sole discretion, and (ii) Mr. Holland remaining continuously employed by the Company or one of its subsidiaries (“Continuous Service”) from the date of grant through the date that the PSUs are vested and paid in shares of common stock (or cash). Promptly following the Company’s filing with the SEC of our Annual Report on Form 10-K for the year ending December 31, 2021 (the final year of the performance period), our Compensation Committee will review and certify in writing (a) whether, and to what extent, the performance goals have been achieved, and (b) the number of PSUs that vested, if any. At such time, PSUs that are not vested will be forfeited.

The PSUs are subject to forfeiture until they vest. If Mr. Holland’s Continuous Service terminates for any reason at any time before all PSUs have vested, all unvested PSUs will be automatically forfeited upon such termination of Continuous Service. However, if Mr. Holland’s Continuous Service terminates as a result of his death or disability, or as a result of a termination by the Company without Cause or by Mr. Holland for Good Reason, Mr. Holland will retain, and will not forfeit, a pro rata portion of the Target Award based on the number of days that he remained employed during the performance period. This retained portion of the Target Award will not be subject to accelerated vesting and, instead, will vest (and be paid in shares of common stock) based on extent to which the performance goals are achieved during the entire performance period.

If a “Sale Transaction,” as defined in the Company’s 2013 Stock Incentive Plan, occurs during the performance period, Mr. Holland remains in Continuous Service up until the date of such Sale Transaction, and the acquiring entity or successor to the Company does not assume the obligations of the Company under the PSU Agreement or replace the grant with a substantially equivalent incentive award, then all outstanding PSUs shall vest at Target Award levels on the date of such Sale Transaction.

If a Change-in-Control Transaction occurs during the performance period, then all outstanding PSUs will automatically vest at Target Award levels on the 120th day following the closing of the Change-in-Control Transaction (the “Retention Date”), contingent upon Mr. Holland remaining in Continuous Service through the Retention Date. However, if Mr. Holland’s Continuous Service terminates following the occurrence of a Change-in-Control Transaction and prior to the Retention Date for any reason other than as a result of a termination by the Company for Cause, then all outstanding PSUs will automatically vest at Target Award levels upon such termination. PSUs vesting upon a Change-in-Control will be paid in cash (not shares of common stock). The amount of cash to be paid to Mr. Holland in respect of each vested PSU will be equal to the greater of (y) $12.00 or (z) the Fair Market Value (as defined in the Plan) of a share of common stock as of the trading date immediately prior to the closing date of the Change-in-Control Transaction. The PSU Agreement includes a provision allowing the Company to reduce the payment to which Mr. Holland would be entitled upon a Change-in-Control Transaction to the extent needed for him to avoid paying an excise tax under Internal Revenue Code Section 280G, unless Mr. Holland would be better off, on an after-tax basis, receiving the full amount of such payments and paying the excise taxes due.

On August 15, 2019, Timothy L. Evans was appointed as our Chief Financial Officer and Treasurer, replacing William B. Acheson. Mr. Acheson remains employed by the Company on an interim basis as an Executive Vice President, to assist in the transition of his prior duties and responsibilities to Mr. Evans. Mr. Evans is employed pursuant to an unwritten employment arrangement under which he receives a base salary of $400,000 per year. We are in the process of finalizing a written employment agreement with Mr. Evans.

On November 19, 2019, we entered into a Transition and Separation Agreement (the “Transition Agreement”) with William B. Acheson that governs Mr. Acheson’s continued employment with the Company on an at-will basis as Executive Vice President and Advisor to the Chief Executive Officer. Mr. Acheson previously served as Chief Financial Officer of the Company from May 30, 2014 until August 15, 2019. Under the Transition Agreement, which replaces his prior employment agreement dated June 28, 2017, Mr. Acheson is entitled to an annual base salary of $320,000. If Mr. Acheson remains employed with the Company through December 31, 2019, he will be entitled to receive his target incentive cash bonus for the second half of 2019 in the amount of $160,000. Mr. Acheson is also entitled to participate in all employee benefit plans and programs made available by the Company to the Company’s executive employees generally. Upon termination of Mr. Acheson’s employment with the Company for any reason, he will be entitled to severance pay in an amount equal to his annual base salary, and he will receive a pro-rated portion of the target amount of his annual cash bonus for the year in which termination occurs. Such amounts are payable in a lump sum within 30 days after the date of the termination. In addition, the Company will pay the full cost of health, dental and vision insurance coverage for 12 months following termination or, if earlier, until he is eligible to obtain replacement coverage.

The Transition Agreement also acknowledges that outstanding and currently-vested stock options held by Mr. Acheson will not terminate as a result of the termination of Mr. Acheson’s employment and, instead, will remain outstanding and exercisable through the full original term thereof. The post-termination exercise period of such options was previously extended in conjunction with the Purchase and Contribution Transaction.

2013 Stock Incentive Plan

We maintain the GWG Holdings, Inc. 2013 Stock Incentive Plan, under which 6,000,000 shares of our common stock have previously been approved for issuance. The 2013 Stock Incentive Plan permits the grant of both incentive and non-statutory stock options. Through December 31, 2018, we had issued stock options, SARs and Restricted Stock Units (hereinafter, “options”) for 2,662,097 shares of common stock to employees, officers, directors, and consultants under the plan. As of December 31, 2018, (i) 1,766,612 shares are reserved for issuance under outstanding options, of which 869,231 options have vested and the remaining outstanding are scheduled to vest over three years, (ii) 181,569 shares have been issued upon the exercise of options granted under the 2013 Stock Incentive Plan, and (iii) 3,337,903 shares remain available for issuance of future incentive grants. The Board of Directors adopted the 2013 Stock Incentive Plan to provide a means by which our employees, directors, officers and consultants may be granted an opportunity to purchase our common stock, to assist in retaining the services of such persons, to secure and retain the services of persons capable of filling such positions and to provide incentives for such persons to exert maximum efforts for our success.

Outstanding Equity Awards at Year End

As of December 31, 2018, our named executives had the following outstanding options to purchase common stock:

	OPTION AWARDS				STOCK AWARDS
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested ($)(1)
Jon R. Sabes(2)	5,000	—	$8.20	4/7/2019
	5,000	—	$8.71	9/2/2019
	5,000	—	$9.01	11/24/2019
	5,000	—	$10.18	6/12/2020
	5,000	—	$8.55	8/18/2020
	5,000	—	$6.60	12/29/2020
	3,333	1,667	$6.35	4/29/2021
	3,333	1,667	$6.41	5/13/2021
	232,917	81,250	$9.47	11/10/2021

William B. Acheson	1,667	—	$6.00	12/29/2025
	1,667	—	$6.35	4/29/2026
	1,667	—	$6.41	5/13/2026
	6,250	—	$10.38	4/18/2027
	145,000	—	$10.20	6/29/2027
	—	—	—	—	38,259	$337,827

Steven F. Sabes(2)	1,667	—	$6.60	12/29/2020
	—	1,667	$6.35	4/29/2021
	—	1,667	$6.41	5/13/2021
	1,666	1,667	$9.64	9/19/2021
	—	3,333	$10.38	4/18/2022

____________

(1)      Market value calculations based on the Company’s closing stock price of $8.83 on December 31, 2018, the last trading day during the year ended December 31, 2018.

(2)      Messrs. Jon and Steven Sabes forfeited all of their equity awards without compensation in connection with the closing of the Purchase and Contribution Transaction.

Director Compensation

The following table sets forth the cash and non-cash compensation awarded to or earned by each individual who served as a member of our Board of Directors during the year ended December 31, 2018.

Director’s Name	Fees Earned or Paid in Cash 2018	Option Awards(1)		Total
Jon R. Sabes	$—	$—	(2)	$—
Steven F. Sabes	$—	$—	(2)	$—
David H. Abramson	$50,400	$—		$50,400
Thomas J. Donohue, Jr.	$24,100	$51,700		$75,800
Shawn R. Gensch	$33,600	$—		$33,600
Charles H. Maguire(3)	$19,200	$—		$19,200
Jeffrey L. McGregor	$40,800	$—		$40,800
Mark E. Schwarzmann	$33,600	$45,300		$78,900

____________

(1)      Amounts shown reflect the grant date fair value of stock option awards granted during 2018, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718. Values reflect (i) a 25,200 share stock option, exercisable at $8.00 per share, granted to Mr. Donohue upon his initial election to the Board on May 10, 2018, and (ii) stock options to purchase an aggregate of 18,900 shares, exercisable at $8.00 per share, granted to Mr. Schwarzmann on May 10, 2018.

(2)      Excludes stock option awards granted to employee directors as compensation for serving as employees of our Company.

(3)      Mr. Maguire served as a director until our May 8, 2018 annual stockholders’ meeting, at which time he elected not to stand for reelection.

During 2018, each independent board member received base compensation of $6,000 per quarter. In addition, the chairman of the audit committee received an additional $4,800 per quarter. The chairmen of the Compensation Committee and the Corporate Governance Committee each received an additional $2,400 per quarter. Also, each non-chair member of committees received an additional $1,200 per quarter.

On April 15, 2019, the Board approved changes to director compensation. In consideration for services provided and to be provided to the Company in their capacity as non-employee directors of the Company during the remainder of 2019, or until their earlier resignation in conjunction with the closing of the Purchase and Contribution Transaction, each individual serving as non-employee director of the Company prior to the closing of the Purchase and Contribution Transaction was entitled to receive cash compensation in the amount of $125,000. Such compensation was payable in three installments of $41,666, $41,666 and $41,667, respectively, on the last business day of June, September and December 2019, provided, however, that the entire unpaid portion of such compensation was accelerated and paid upon the closing of the Purchase and Contribution Transaction in accordance with the April 2019 changes to director compensation.

The Compensation Committee through consultation with its compensation advisors, approved a plan of compensation to be paid to the Company’s non-employee directors for the period following the closing of the Purchase and Contribution Agreement. Under this plan, all non-employee directors receive annualized cash compensation of $100,000 paid in quarterly installments in arrears. The Chair and members of the Board’s committees receive the additional annualized cash compensation set forth below:

Committee	Position	Additional Fees
Audit Committee	Chair	$15,000
	Member (other than Chair)	$10,000
Compensation Committee	Chair	$12,000
	Member (other than Chair)	$5,375
Corporate Governance Committee	Chair	$10,000
	Member (other than Chair)	$5,000
Special Committee	Member	$25,000

Further, each member of the Special Committee receives $1,000 for attending each in-person Special Committee meeting or $500 for participating telephonically. The Special Committee is a committee of the Board comprised solely of directors independent of Beneficient that was formed primarily for the purpose of considering and, if deemed appropriate, approving company transactions with or involving Beneficient.

On June 18, 2019, the Company entered into restriction stock unit agreements with each non-employee director of the Company pursuant to which each received a grant of 8,169 restricted stock units. Each restricted stock unit entitles the holder thereof to receive one share of the Company’s common stock upon vesting on the one year anniversary of the grant date, subject to remaining a member of the Board and/or employed by or engaged as a consultant to the Company or one of its subsidiaries through such date, and subject to accelerated vesting in certain circumstances. Holders of restricted stock units are also entitled to dividend equivalent rights with respect to the shares underlying the grants.

The Company has entered into Indemnification Agreements (the “Indemnification Agreements”) with each of its current directors and executive officers (collectively, the “Indemnitees”). The Indemnification Agreements clarify and supplement indemnification provisions already contained in the Company’s bylaws and generally provide that the Company shall indemnify the Indemnitees to the fullest extent permitted by applicable law, subject to certain exceptions, against expenses, judgments, fines and other amounts actually and reasonably incurred in connection with their service as a director or officer and also provide for rights to advancement of expenses and contribution.

The description of the form of Indemnification Agreement and the restricted stock unit agreements set forth above are not complete and is qualified in its entirety by reference to the full text of the form of Indemnification Agreement and the form of restricted stock unit agreement which are filed as Exhibit 10.21 and Exhibit 10.28, respectively, to our Annual Report on Form 10-K for the fiscal year ended December 31, 2018.

INFORMATION REGARDING THE BOARD OF DIRECTORS
AND CORPORATE GOVERNANCE

Director Independence

When considering whether directors have the experience, qualifications, attributes and skills to enable the Board of Directors to satisfy its oversight responsibilities effectively in light of our business and structure, our Board of Directors focuses primarily on the information discussed in each of the directors’ individual biographies set forth above.

Our Board of Directors periodically reviews relationships that directors have with our Company to determine whether our directors are “independent directors” as such term is defined in Rule 5605(a)(2) of the NASDAQ Marketplace Rules. Our Board of Directors has determined that the following directors are independent directors: Peter T. Cangany, Jr., Michelle Caruso-Cabrera, David F. Chavenson, Dennis P. Lockhart, Kathleen Mason and Roger T. Staubach.

Because the Seller Trusts currently own a majority of our outstanding Common Stock, we are a “controlled company” as that term is set forth in Rule 5615(c) of the NASDAQ Marketplace Rules. Under the NASDAQ rules, a company of which more than 50% of the voting power for the election of directors is held by an individual, a group or another company is a “controlled company” and may elect not to comply with certain NASDAQ corporate governance requirements, including the requirements that:

•        a majority of our board of directors consist of independent directors;

•        our nominating and corporate governance committee be composed entirely of independent directors; and

•        our compensation committee be composed entirely of independent directors.

We are currently relying on the controlled company exemption for certain of the above requirements, including those related to the composition of our compensation and nominating and corporate governance committees.

Board Leadership Structure and Risk Oversight

Brad K. Heppner serves as Chairman of our Board of Directors. Our Board of Directors has elected to separate the Chief Executive Officer and Chairman of the Board positions based on our belief that this leadership structure best allows the Board of Directors to maintain oversight of our management and to carry out its roles and responsibilities of behalf of the stockholders.

Management and our outside counsel discuss risks, both during Board meetings and in direct discussions with members of our Board of Directors. These discussions identify Company risks that are prioritized and assigned to the appropriate Board committee, as discussed below, or the full Board for oversight. Our risk management program as a whole is reviewed periodically as needed or as requested by the Board or a Board committee.

Board Committees and Board Meetings

Our Board of Directors has an Audit Committee and a Compensation Committee. Our Board of Directors has also had a Nomination and Corporate Governance Committee; however, the activities conducted by such committee are currently being conducted by the full Board of Directors. Each of the foregoing Committees has a written charter, a copy of each of which is available at our website at www.gwgh.com. Our Board committees comply with the listing requirements of The NASDAQ Marketplace Rules taking into account our reliance on certain exceptions for “controlled companies” as described under the caption “Director Independence” above.

The Board of Directors held eleven meetings during fiscal 2018 and took action by written consent in lieu of a meeting on 24 occasions. During fiscal 2018, the Audit Committee held five meetings, the Compensation Committee held four meetings and took action by written consent in lieu of a meeting on one occasion, and the Corporate Governance and Nominating Committee held three meetings. Each member of the Board of Directors attended at least 75% of the Board meetings and meetings of committees to which they belong. Although we have no formal policy regarding directors’ attendance at our annual stockholder meetings, we encourage such attendance by members of the Board of Directors. Two of our directors serving on the Board of Directors at the time of our most recent annual stockholders’ meeting were in attendance at that meeting.

Audit Committee

The Audit Committee consists of three members: Peter T. Cangany, Jr. (Chair), Michelle Caruso-Cabrera and David F. Chavenson. All of the members are financially literate and are independent directors under the NASDAQ Marketplace Rules, and SEC audit committee structure and membership requirements. Further, the Board has determined that Mr. Cangany is an “audit committee financial expert” as defined by applicable regulations of the SEC and is “independent” under the NASDAQ Marketplace Rules.

The Audit Committee’s job is one of oversight as set forth in its charter. It is not the duty of the Audit Committee to prepare our consolidated financial statements, to plan or conduct audits or investigations, or to determine that our financial statements are complete and accurate and are in accordance with generally accepted accounting principles. Our management is responsible for preparing our consolidated financial statements and for establishing and maintaining effective internal control over financial reporting. The independent registered public accountants are responsible for the audit of our consolidated financial statements and the review of the effectiveness of our internal control over financial reporting.

The Audit Committee is responsible primarily for assisting the Board in fulfilling its oversight and monitoring responsibility of reviewing the financial information that will be provided to stockholders and others, appointing the independent registered public accounting firm, reviewing the services performed by our independent registered public accounting firm, reviewing our accounting policies and the internal controls established by management and the Board, reviewing significant financial transactions, the integrity of the financial statements and our enterprise risk management framework. The Audit Committee also reviews the Anonymous Complaint Program including reviewing if any such complaints were received and the disposition of those complaints.

In fulfilling its oversight over our independent registered public accounting firm, the Audit Committee carefully reviews the engagement of the independent registered public accounting firm, which includes among other things: the scope of the audit; fees; the assigned partner(s) and other personnel and their industry experience; auditor independence; peer and Public Company Accounting Oversight Board (PCAOB) reviews; any significant legal proceedings; previous experience with the firm’s performance; and any non-audit services performed. The Audit Committee has engaged Whitley Penn LLP as our independent registered public accounting firm for the year ending December 31, 2019.

We maintain an auditor independence policy that, among other things, prohibits our independent registered public accounting firm from performing non-financial consulting services, such as information technology consulting and internal audit services. This policy mandates that the Audit Committee approve in advance any non-audit services to be performed by the independent registered public accounting firm and the related costs associated therewith. Therefore, we may not enter into engagements with our independent registered public accounting firm for non-audit services without the express pre-approval of the Audit Committee.

Report of the Audit Committee

The Audit Committee has reviewed and discussed the audit and the audited financial statements for the year ended December 31, 2018 with Company management and representatives of Baker Tilly Virchow Krause, LLP, including a discussion related to the accounting principles used that are unique to this industry.

The Audit Committee has received and reviewed the written disclosures and written communication from Baker Tilly Virchow Krause, LLP required by applicable requirements of the PCAOB regarding Baker Tilly Virchow Krause, LLP’s communications with the Audit Committee concerning independence, and has discussed with Baker Tilly Virchow Krause, LLP its independence.

The Audit Committee has discussed with representatives of Baker Tilly Virchow Krause, LLP the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC.

The Audit Committee regularly met independently with Company management and with representatives of Baker Tilly Virchow Krause, LLP, and also in executive session with only Committee members present.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the financial statements referred to above be included in our Annual Report on Form 10-K for the year ended December 31, 2018.

This report has been furnished by the Audit Committee of the Board of Directors.

The Audit Committee:
Peter T. Cangany, Jr.
Michelle Caruso-Cabrera
David Chavenson

Compensation Committee

Our Compensation Committee consists of three members: Thomas O. Hicks (Chair), Michelle Caruso-Cabrera and Dennis P. Lockhart. Our Compensation Committee is charged with oversight responsibility for the adequacy and effectiveness of our executive compensation and benefit plans and is primarily responsible for all matters relating to compensation of our executive officers and the directors, the adoption of all employee compensation and employee benefit plans and the administration of such plans including granting stock incentives or other benefits, and the review and approval of disclosures regarding executive compensation included in our SEC reports. A Stock Option Sub-Committee comprised of the two independent directors serving on our Compensation Committee (Ms. Caruso-Cabrera and Mr. Lockhart) is responsible for the administration of our 2013 Stock Incentive Plan. Our Compensation Committee has the authority to obtain advice and assistance from external legal, accounting or other advisors, and has the authority to retain, terminate and approve the fees payable to any external compensation consultant to assist in the evaluation of director and senior executive compensation. However, any services to be rendered by our independent registered public accounting firm shall be pre-approved by the Audit Committee if required under our policy regarding pre-approval of such services.

Corporate Governance and Nominating Committee

The activities conducted by our Corporate Governance and Nominating Committee, as described in this proxy statement, are currently being conducted by the full Board of Directors. The primary role of our Corporate Governance and Nominating Committee is to consider and make recommendations to the full Board of Directors concerning the appropriate size, function and needs of the Board of Directors, including establishing criteria for Board membership and considering, recruiting and recommending candidates (including those recommended by stockholders) to fill new Board positions. The Corporate Governance and Nominating Committee also considers and advises the full Board of Directors on matters of corporate governance and monitors and recommends the functions of, and membership on, the various committees of the Board of Directors.

Our Corporate Governance and Nominating Committee (or a subcommittee thereof) recruits and considers director candidates and presents all qualified candidates to the full Board of Directors for consideration. Qualified candidates will be considered without regard to race, color, religion, sex, ancestry, national origin, disability, marital or veteran status, or any other legally protected status.

In identifying and evaluating potential candidates to be nominees for directors, our Corporate Governance and Nominating Committee has the flexibility to consider such factors as it deems appropriate under relevant circumstances. These factors may include education, general business and industry experience, ability to act on behalf of stockholders and build long-term stockholder value, potential concerns regarding independence or conflicts of interest and other factors relevant in evaluating Board nominees. Although our Corporate Governance and Nominating Committee does not have a policy with regard to the consideration of diversity in identifying director candidates, the overall Board of Directors’ diversity of industry background and experience is generally among the factors considered. Our Corporate Governance and Nominating Committee believes that a Board of Directors comprised of directors with diverse skills and experiences relevant to our industry will result in efficient and competent oversight of our various core competencies.

Our Corporate Governance and Nominating Committee will consider recommendations by stockholders of candidates for election to the Board of Directors. Any stockholder who wishes that the Corporate Governance and Nominating Committee consider a candidate must follow the procedures set forth in our bylaws. Under our bylaws, if a stockholder plans to nominate a person as a director at a meeting, the stockholder is required to place a proposed director’s name in nomination by written request delivered to or mailed and received at our principal executive offices not less than 90 nor more than 120 calendar days prior to the first anniversary of the date on which we first mailed proxy materials for the preceding year’s annual meeting. However, in the event that the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder must be so delivered not less than 90 nor more than 120 calendar days prior to the date of such annual meeting, or if the first public announcement of the date of such annual meeting is less than 100 days prior to the date of such annual meeting, the tenth day following the day on which public announcement is made.

Ability of Stockholders to Communicate with our Board of Directors

Our Board of Directors has established several means for stockholders and others to communicate with our Board of Directors. If a stockholder has a concern regarding our financial statements, accounting practices or internal controls, the concern should be submitted in writing to the Chair of our Audit Committee in care of our Secretary at the address of our principal executive offices. If the concern relates to our governance practices, business ethics or corporate conduct, the concern should be submitted in writing to the Chairman of the Board of Directors in care of our Secretary at the address of our principal executive offices. If a stockholder wishes to provide input with respect to our executive compensation policies and programs, input should be submitted in writing to the Chair of our Compensation Committee in care of our Secretary at the address of our principal executive offices. If a stockholder is unsure as to which category the concern relates, the stockholder may communicate it to any one of the independent directors in care of our Secretary at the address of our principal executive offices. All stockholder communications sent in care of our Company Secretary will be forwarded promptly to the applicable director(s).

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

As of the close of business on the Record Date, 33,033,793 shares of common stock, $0.001 par value, were issued and outstanding.

The following table sets forth certain information regarding beneficial ownership of our common stock as of the Record Date for (i) each person known by us to be the beneficial owner of more than 5% of our common stock, (ii) each of our current directors and executive officers, (iii) all named executive officers and directors as a group, and (iv) each other named executive officer identified in the Summary Compensation Table. Unless otherwise indicated, the address of each of the following persons is 220 South Sixth Street, Suite 1200, Minneapolis, MN 55402, and each such person has sole voting and investment power with respect to the shares of common stock set forth opposite such person’s name.

Except as otherwise indicated in the table or its footnotes, the persons in the table below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable.

Name	Shares Beneficially Owned	Percentage of Shares Beneficially Owned
Executive Officers:
Murray T. Holland(1)	25,913,516	78.4%
Timothy L. Evans	—	—

Non-Employee Directors:
Brad K. Heppner(2)	2,500,000	7.6%
Peter T. Cangany, Jr.	—	—
Michelle Caruso-Cabrera	—	—
David F. Chavenson	—	—
Thomas O. Hicks(3)	1,452,155	4.4%
Dennis P. Lockhart	—	—
Kathleen J. Mason	—	—
Bruce W. Schnitzer	—	—
Roger T. Staubach	—	—
David H. de Weese	—	—
All current directors and officers as a group	29,865,671	90.4%

Other Named Executive Officers:
William B. Acheson(4)	289,397	*
Jon R. Sabes(5)	—	—
Steven F. Sabes(6)	—	—

Other 5% Beneficial Owners:
Seller Trusts(7)	25,913,516	78.4%
Beneficient Company Holdings, L.P.(8)	2,500,000	7.6%
AltiVerse Capital Markets, L.L.C.(9)	1,452,155	4.4%

____________

*        Less than one percent

(1)      Includes 25,913,516 shares of Common Stock held by the Seller Trusts. Murray T. Holland is one of the trust advisors to the Seller Trusts; the other trust advisor is an individual unrelated to Mr. Holland, James E. Turvey. Mr. Holland and Mr. Turvey have shared decision-making authority with respect to each of the Seller Trusts, including shared voting power and shared dispositive power over the shares of Common Stock held by each of the Seller Trusts. Mr. Holland has an indirect pecuniary interest in the shares of Common Stock held by the Seller Trusts resulting from his ownership interest in 30% of the outstanding membership interests of MHT Financial, LLC (“MHT”), the sole beneficiary of each of the Seller Trusts. Consequently, to the extent that MHT, as beneficiary, receives proceeds from the sale of Common Stock and Seller Trust L Bonds, as contemplated by the Master Agreement, in excess of its contractual obligations, Mr. Holland would have a right to his pro rata share of any distribution of such proceeds if and when made by MHT to its members. There can be no assurance (i) that MHT will receive any proceeds in excess of its contractual obligations, (ii) as to the amount of any such excess, or (iii) that any distribution of such excess will be distributed to members of MHT, including Mr. Holland. Mr. Holland disclaims beneficial ownership of the shares of Common Stock held by the Seller Trusts except to the extent of the pecuniary interest therein described above.

(2)      Includes 2,500,000 shares of Common Stock held by Beneficient Capital Company, L.L.C., a Delaware limited liability company (“BCC”). BCC is a wholly-owned subsidiary of Beneficient Company Holdings, L.P., a Delaware limited partnership (“BEN Holdings”). BEN Holdings is also the managing member of BCC. BEN Holdings is controlled by its general partner, The Beneficient Company Group, L.P., a Delaware limited partnership (“BEN LP”). BEN LP is controlled by its general partner, Beneficient Management, L.L.C., a Delaware limited liability company (“BEN Management”). Brad K. Heppner serves as Director, Chairman and Chief Executive Officer of BEN Management. As a result, Mr. Heppner may be deemed to beneficially the shares of Common Stock owned by BCC. Mr. Heppner disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.

(3)      Includes 1,452,155 shares of Common Stock held by AltiVerse Capital Markets, L.L.C. (“AltiVerse”). AltiVerse is a Delaware limited liability company for which Hicks Holdings Operating LLC, a Delaware limited liability company (“Hicks Holding”), serves as Manager. Thomas O. Hicks serves as sole manager of Hicks Holdings. As a result, Mr. Hicks may be deemed to beneficially own the shares of Common Stock owned by AltiVerse. Mr. Hicks disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein. All 1,452,155 shares held by AltiVerse have been pledged as collateral to secure our obligations under our L Bonds pursuant to the Amended and Restated Pledge and Security Agreement dated October 23, 2017.

(4)      Shares reflected in the table include 108,146 shares held individually. The number of shares also includes 181,251 of vested stock options currently exercisable or vesting within 60 days granted pursuant to our 2013 Stock Incentive Plan.

(5)      On April 26, 2019, and in connection with the closing of the Purchase and Contribution Transaction, Jon R. Sabes resigned as the Company’s Chief Executive Officer and from all officer positions he held with the Company or any of its subsidiaries prior to the Closing, other than his position as Chief Executive Officer of the Company’s technology focused wholly owned subsidiaries, Life Epigenetics and youSurance.

(6)      On April 26, 2019, and in connection with the closing of the Purchase and Contribution Transaction, Steven F. Sabes resigned from all officer positions he held with the Company or any of its subsidiaries prior to the Closing, except as Chief Operating Officer of Life Epigenetics.

(7)      The business address of the Seller Trusts is 325 North St. Paul Street, Suite 4850, Dallas, Texas 75201. On January 12, 2018, we entered into a Master Exchange Agreement (the “Master Exchange Agreement”) pursuant to which we agreed to engage in a strategic transaction (the “Exchange Transaction”) with Beneficient and certain other parties (the “Seller Trusts”), in which the parties agreed to an exchange of certain assets. The Seller Trusts are a group of individual common law trusts that received shares of Common Stock in the Exchange Transaction. The trustee of each of the Seller Trusts is Delaware Trust Company. The trust advisors of each trust are two individuals unrelated to each other, James E. Turvey and Murray T. Holland, who have sole decision-making authority with respect to each trust. The beneficiary of each of the Seller Trusts is MHT Financial, LLC. The current members of MHT Financial, LLC are Shawn T. Terry and Mike McGill. The names of the various trusts comprising the Seller Trusts are as follows: The LT-1 Exchange Trust, The LT-2 Exchange Trust, The LT-3 Exchange Trust, The LT-4 Exchange Trust, The LT-5 Exchange Trust, The LT-6 Exchange Trust, The LT-7 Exchange Trust, The LT-8 Exchange Trust, The LT-9 Exchange Trust, The LT-12 Exchange Trust, The LT-14 Exchange Trust, The LT-15 Exchange Trust, The LT-16 Exchange Trust, The LT-17 Exchange Trust, The LT-18 Exchange Trust, The LT-19 Exchange Trust, The LT-20 Exchange Trust, The LT-21 Exchange Trust, The LT-22 Exchange Trust, The LT-23 Exchange Trust, The LT-24 Exchange Trust, The LT-25 Exchange Trust and The LT-26 Exchange Trust.

In connection with the Exchange Transaction, the Company and the Seller Trusts entered into a Stockholders Agreement, which provides (among other standstill provisions) that until the Seller Trusts own, in the aggregate, voting securities representing less than 10% of the total voting power of all voting securities of the Company, all voting securities of the Company voted by the Seller Trusts will be voted solely in proportion with the votes cast by all other holders of voting securities of the Company on the matter. In connection with the Purchase and Contribution Transaction, the Stockholders Agreement was terminated and the Seller Trusts are now entitled to full voting rights with respect to the shares of Common Stock they own and are entitled to cast a majority of the votes on all matters requiring stockholder votes.

(8)      As a limited partnership, BEN LP is controlled by its general partner, Beneficient Management, LLC, which is currently governed by an 11 member board of directors. The business address of BEN LP is 325 North St. Paul Street, Suite 4850, Dallas, Texas 75201.

(9)      AltiVerse is managed by its sole manager, Hicks Holdings Operating LLC, of which Thomas O. Hicks is the sole member and exercises voting and investment power with respect to the shares of Common Stock held by AltiVerse. The business address of AltiVerse is c/o Hicks Holdings Operating LLC, 2200 Ross Avenue, 50th Floor, Dallas, Texas 75201. All 1,452,155 shares held by AltiVerse have been pledged as collateral to secure our obligations under our L Bonds pursuant to the Amended and Restated Pledge and Security Agreement dated October 23, 2017.

CERTAIN TRANSACTIONS

Conflict-of-Interest and Related-Party Transaction Policy

We have a Conflict-of-Interest and Related-Party Transaction Policy, pursuant to which our Board of Directors (or an authorized committee thereof) is responsible for reviewing policies and procedures with respect to related party transactions required to be disclosed pursuant to Item 404 of the SEC’s Regulation S-K (including transactions between the Company and its officers and directors, or affiliates of such officers or directors), and approving the terms and conditions of such related party transactions. Our Conflict-of-Interest and Related-Party Transaction Policy sets forth the processes and procedure to be taken in such review and approval, which includes obtaining approval by a majority of the disinterested members of the Board (or an authorized committee thereof) and otherwise in accordance with state law governing conflicts of interest, or if the transaction involves compensation payable to an executive, the Compensation Committee. The related party transactions in which we engaged during year 2018 and the interim 2019 year-to-date period, which are described below, were approved in accordance with Conflict-of-Interest and Related-Party Transaction Policy.

Transactions with Related Persons

Related party transactions that we entered into during year 2018 and the interim 2019 year-to-date period are described below:

Purchase and Contribution Transaction

On April 15, 2019, Jon R. Sabes, the Company’s former Chief Executive Officer and a director, and Steven F. Sabes, the Company’s former Executive Vice President and a director, entered into the Purchase and Contribution Agreement with, among others, Beneficient. The Company was not a party to the Purchase and Contribution Agreement. However, the closing of the transactions contemplated by the Purchase and Contribution Agreement (the “Purchase and Contribution Transaction”) were subject to certain conditions that were dependent upon the Company taking, or refraining from taking, certain actions. The closing of the Purchase and Contribution Transaction occurred on April 26, 2019. See “Item 1 — Business — The Beneficient Transactions — The Expanded Strategic Relationship” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2018 for a description of the Purchase and Contribution Agreement and the Purchase and Contribution Transaction.

Among other actions taken in connection with the with the closing of the Purchase and Contribution Transaction, on April 26, 2019, Beneficient Capital Company, L.L.C., a Delaware limited liability company (“BCC”), and AltiVerse Capital Markets, L.L.C., a Delaware limited liability company (“AltiVerse”), executed and delivered a Consent and Joinder (the “Consent and Joinder”) to the Amended and Restated Pledge and Security Agreement dated October 23, 2017 by and among the Company, GWG Life, LLC, Messrs. Jon and Steven Sabes and the Bank of Utah (the “Security Agreement”). Pursuant to the Consent and Joinder, Messrs. Jon and Steven Sabes assigned their rights and delegated their obligations under the Security Agreement to BCC and AltiVerse, and BCC and AltiVerse became substitute grantors under the Security Agreement such that the shares of the Company’s common stock acquired by BCC and AltiVerse pursuant to the Purchase Agreement (as defined below) will continue to be pledged as collateral security for the Company’s obligations owing in respect of the L Bonds issued under the Amended and Restated Indenture governing our L Bonds. The description of the Consent and Joinder set forth above is not complete and is qualified in its entirety by reference to the full text of the Consent and Joinder, which was incorporated by reference as Exhibit 10.19 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2018.

In connection with the Exchange Transaction, the Company and the Seller Trusts entered into a Stockholders Agreement that provided (among other standstill provisions) that until the Seller Trusts own, in the aggregate, voting securities representing less than 10% of the total voting power of all voting securities of the Company, all voting securities of the Company voted by the Seller Trusts will be voted solely in proportion with the votes cast by all other holders of voting securities of the Company on the matter. On April 26, 2019, and in connection with the closing of the Purchase and Contribution Transaction, the Stockholders Agreement was amended and terminated, and the Seller Trusts are now entitled to full voting rights with respect to the shares of Common Stock they own and are entitled to cast a majority of the votes on all matters requiring stockholder votes.

Promissory Note with Certain LiquidTrusts

On May 31, 2019, GWG Life, LLC (“GWG Life”), our wholly-owned subsidiary, entered into a Promissory Note (the “Promissory Note”) made by Jeffrey S. Hinkle and Dr. John A. Stahl, not in their individual capacity but solely as trustees of The LT-1 LiquidTrust, The LT-2 LiquidTrust, The LT-5 LiquidTrust, The LT-7 LiquidTrust, The LT-8 LiquidTrust and The LT-9 LiquidTrust (collectively, the “Borrowers”), in the principal amount of $65,000,000 and payable to the order of GWG Life. Pursuant to the terms of the Promissory Note, GWG Life will fund a term loan to the Borrowers in an aggregate principal amount of $65,000,000 (the “Loan”), which Loan is to be funded in two installments as described below.

The Borrowers are common law trusts established as part of alternative asset financings extended by a subsidiary of BEN LP, of which the Company owns approximately 90% of the issued and outstanding common units. Although each Borrower is allocated a portion of the Loan equal to approximately 16.7% of the aggregate outstanding principal of the Loan, the Loan constitutes the joint and several obligations of the Borrowers.

Proceeds of the Loan are to be used primarily to further Beneficient’s diversification into alternative assets and ancillary businesses by positioning Beneficient’s balance sheet, working capital and liquidity profile to satisfy audit and anticipated state of Texas banking regulatory requirements.

An initial advance in the principal amount of $50,000,000 was funded on June 3, 2019 and, subject to satisfaction of certain customary conditions, it is anticipated that the second advance, in the principal amount of $15,000,000, will be funded no later than December 31, 2019. The Loan bears interest at 7.0% per annum, with interest payable at maturity, and matures on June 30, 2023. Subject to the Intercreditor Agreements (as described below), the Loan can be prepaid at the Borrowers’ election without premium or penalty.

The Loan is unsecured and is subject to certain covenants (including a restriction on the incurrence of any indebtedness senior to the Loan other than existing senior loan obligations to each of HCLP Nominees, L.L.C. (“HCLP”) and Beneficient Holdings, Inc. (“BHI”, and together with HCLP, the “Senior Lenders”), as lenders) and events of default. The Senior Lenders are directly or indirectly associated with Brad K. Heppner, who is Chairman of the Company’s Board of Directors.

A special committee of the Board of Directors of the Company (the “Special Committee”) composed solely of independent and disinterested directors of the Company, together with the assistance of its third-party legal advisors, reviewed, negotiated and approved the terms of the Loan. The foregoing description of the Promissory Note is qualified in its entirety by reference to the full and complete terms of the Promissory Note, which was incorporated by reference as Exhibit 10.24 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2018.

Intercreditor Agreements

In connection with the Promissory Note, the Company also entered into two intercreditor and subordination agreements: (1) an Intercreditor Agreement between the GWG Life and HCLP and (2) an Intercreditor Agreement between the GWG Life and BHI (the “Intercreditor Agreements”). Under the Intercreditor Agreements, GWG Life agrees to subordinate the Loan to the secured obligations of Beneficient and its affiliates outstanding to the Senior Lenders (the “Senior Loan Obligations”), agrees to not take any liens to secure the Loan (and to subordinate such liens, if any, to the liens of the Senior Lenders), and agrees not to take enforcement actions under the Promissory Note until such Senior Loan Obligations are paid in full. The Intercreditor Agreements establish various other inter-lender and subordination terms, including, without limitation, with respect to permitted actions by each party, permitted payments, waivers, voting arrangements in bankruptcy, application of certain proceeds and limitations on amendments of the respective loan obligations of the parties. The Senior Lenders have agreed not to extend the maturity of their respective loan obligations beyond June 30, 2023 or increase the outstanding principal of the loans made by the Senior Lenders without the written consent of GWG Life. GWG Life has agreed not to transfer the Promissory Note except with the written consent of the Senior Lenders (such consent not to be unreasonably withheld) or to the Company or direct or indirect wholly owned subsidiaries thereof. The Special Committee of the Board of Directors, together with the assistance of its third-party legal advisors, reviewed, negotiated and approved the terms of the Intercreditor Agreements. The foregoing description of the Intercreditor Agreements are qualified in their entirety by reference to the full and complete terms of the Intercreditor Agreements, which were incorporated by reference as Exhibit 10.25 and Exhibit 10.26, respectively, to our Annual Report on Form 10-K for the fiscal year ended December 31, 2018.

Purchase of Additional Common Units of Beneficient

On June 12, 2019, the Company acquired 1,000,000 BEN LP common units from unaffiliated holders of alternative assets that had sold the alternative assets to MHT Financial, LLC for contribution to various Exchange Trusts established by MHT Financial as part of the BEN LP liquidity products. The holders acquired the BEN LP common units from MHT Financial in satisfaction for a portion of the purchase price owed by MHT Financial for the alternative assets that MHT Financial contributed to the Exchange Trusts. Murray T. Holland, our Chief Executive Officer, was until recently a Managing Director of MHT Financial and continues to own a 30% interest in MHT Financial. Mr. Holland also serves as a trust advisor to the Exchange Trusts that hold the alternative assets. The purchase price for the BEN LP common units acquired by the Company was $10,000,000.

DELINQUENT SECTION 16(a) REPORTS

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our officers and directors, and persons who own more than ten percent of a registered class of our equity securities, to file reports of ownership and changes in ownership of such securities with the Securities and Exchange Commission and NASDAQ. Based solely on review of Forms 3 and 4 and amendments thereto filed during the fiscal year ended December 31, 2018 and Forms 5 and amendments thereto filed such fiscal year or any written representations furnished to us by the reporting person that no Forms 5 were required, we believe all required forms have been filed on a timely basis by our officers, directors and greater than ten percent beneficial owners, except that Form 4s were filed delinquently on September 5, 2018 reporting option exercises and forfeitures due to tax withholding by William Acheson on August 16, 2018, by Steve Sabes and David Abramson on August 21, 2018 and by Jon Sabes on August 22, 2018.

PROPOSALS OF STOCKHOLDERS

Proposals by stockholders (other than director nominations) that are submitted for inclusion in our proxy statement for our 2020 annual stockholders’ meeting must follow the procedures set forth in Rule 14a-8 under the Securities Exchange Act of 1934 and our Bylaws. To be timely under Rule 14a-8, a stockholder proposal must be received by our Secretary at 220 South Sixth Street, Suite 1200, Minneapolis, Minnesota 55402, by July 25, 2020. However, if the date of our 2020 annual stockholders’ meeting is changed by more than 30 days from the date of the Annual Meeting), then the deadline for submitting a stockholder proposal will be a reasonable time before we begin to print and send our proxy materials for our 2020 annual stockholders’ meeting, which deadline will be disclosed prior to such in one of our SEC filings.

Under our Bylaws, if a stockholder does not submit a proposal for inclusion in our proxy statement but does wish to propose an item of business to be considered at our annual stockholders’ meeting (including director nominations), that stockholder must deliver notice of the proposal or proposed director’s name at our principal executive offices not less than 90 nor more than 120 calendar days prior to the first anniversary of the date on which we first mailed proxy materials for the preceding year’s annual meeting. For our 2020 annual stockholders’ meeting, notices must be received not prior to July 25, 2020 and not later than August 24, 2020.

If the date of our 2020 annual stockholders’ meeting is advanced more than 30 calendar days prior to or delayed by more than 60 calendar days after the anniversary of the Annual Meeting, timely notice of stockholder proposals and stockholder nominations for directors may be delivered to or mailed and received at our principal executive offices not less than 90 nor more than 120 calendar days prior to the date of such annual meeting, or if the first public announcement of the date of such annual meeting is less than 100 days prior to the date of such annual meeting, not later than the close of business on the 10th calendar day following the day on which we first make a public announcement of the date of such meeting.

Notices of stockholder proposals and stockholder nominations for directors must comply with the informational and other requirements set forth in our Bylaws as well as applicable statutes and regulations. Due to the complexity of the respective rights of the stockholders and our Company in this area, any stockholder desiring to propose actions or nominate directors is advised to consult with his or her legal counsel with respect to such rights. We suggest that any such proposal be submitted by certified mail return receipt requested.

DISCRETIONARY PROXY VOTING AUTHORITY/
UNTIMELY STOCKHOLDER PROPOSALS

Rule 14a-4(c) promulgated under the Securities and Exchange Act of 1934 governs our use of its discretionary proxy voting authority with respect to a stockholder proposal that the stockholder has not sought to include in our proxy statement. The Rule provides that if a proponent of a proposal fails to notify us of the proposal at least 45 days before the date of mailing of the prior year’s proxy statement, then the management proxies will be allowed to use their discretionary voting authority when the proposal is raised at the meeting, without any discussion of the matter in the proxy statement.

With respect to our 2020 annual stockholders’ meeting, if we are not provided notice of a stockholder proposal, which the stockholder has not previously sought to include in our proxy statement, by October 8, 2020, the management proxies will be allowed to use their discretionary authority as outlined above. However, if the date of our 2020 annual stockholders’ meeting is changed by more than 30 days from the date of the Annual Meeting, then the deadline for submitting a stockholder proposal will be a reasonable time before we begin to print and send our proxy materials for our 2020 annual stockholders’ meeting.

SOLICITATION

We will bear the cost of preparing, assembling and mailing the Proxy, Proxy Statement, Annual Report and other material that may be sent to the stockholders in connection with this solicitation. Brokerage houses and other custodians, nominees and fiduciaries may be requested to forward soliciting material to the beneficial owners of stock, in which case they may be reimbursed by us for their expenses in doing so. Proxies may be solicited personally, by email or by special letter.

The Board of Directors does not intend to present to the meeting any other matter not referred to above and does not presently know of any matters that may be presented to the meeting by others. However, if other matters come before the meeting, it is the intent of the persons named in the enclosed proxy to vote the proxy in accordance with their best judgment.

HOUSEHOLDING OF MATERIALS

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our Proxy Statement and other annual meeting materials may have been sent to multiple stockholders in each household unless otherwise instructed by such stockholders. We will deliver promptly a separate copy of the Proxy Statement to any common stockholder upon written or oral request to our Corporate Secretary, at GWG Holdings, Inc., 220 South Sixth Street, Suite 1200, Minneapolis, Minnesota 55402, telephone: (612) 746-1944. Any stockholder wishing to receive separate copies of our proxy statement or annual report to stockholders in the future, or any stockholder who is receiving multiple copies and would like to receive only one copy per household, should contact the stockholder’s bank, broker, or other nominee record holder, or the stockholder may contact us at the above address and phone number.

GWG Holdings, Inc.

Attention: Company Secretary

220 South Sixth Street, Suite 1200

Minneapolis, MN 55402

By Order of the Board of Directors
/s/ Murray T. Holland
Murray T. Holland
Chief Executive Officer

PROXY **GWG HOLDINGS, INC.** PROXY

220 South Sixth Street, Suite 1200
Minneapolis, MN 55402

ANNUAL MEETING OF STOCKHOLDERS – Thursday December 12, 2019 at 9:00 AM
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned, a stockholder of GWG Holdings, Inc., hereby appoints Murray T. Holland and Timothy L. Evans, and each of them, as proxies, with full power of substitution and re-substitution, to vote on behalf of the undersigned the number of shares which the undersigned is then entitled to vote at the annual meeting of stockholders of the company to be held at 220 South Sixth Street, Suite 1200, Minneapolis, MN 55402, on Thursday, December 12, 2019, at 9:00 a.m., and at any and all adjournments thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATION OF THE BOARD OF DIRECTORS.

PROPOSALS: The Board of Directors recommends a vote FOR all nominees listed in Proposal 1, FOR Proposal 2, FOR Every 3 Years in Proposal 3 and FOR Proposal 4.

Proposal 1 – Election of Class I Directors:

	For	**Withhold**
Brad K. Heppner	☐	☐
Thomas O. Hicks	☐	☐
Kathleen J. Mason	☐	☐

Proposal 2 – Advisory vote to approve the compensation of our executive officers, commonly referred to as a "say on pay" vote:

☐ For ☐ Against ☐ Abstain

Proposal 3 – Advisory vote to approve the frequency of future say on pay votes:

☐ Every Year ☐ Every 2 Years ☐ Every 3 Years ☐ Abstain

Proposal 4 – To ratify the appointment of Whitley Penn LLP as the independent registered public accounting firm of the company for the fiscal year 2019:

☐ For ☐ Against ☐ Abstain

The undersigned hereby revokes all previous proxies relating to the shares covered hereby and acknowledges receipt of the Notice and Proxy Statement relating to the annual meeting of stockholders. When properly executed, this proxy will be voted on the proposals set forth herein as directed by the stockholder. The undersigned authorizes the proxies to vote in their discretion upon such other business as may properly come before the meeting.

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

Dated: ________________________________, 2019

____
Signature

____
Signature (Joint Owners)

Address Changes/Comments:

____

____

Please date and sign name exactly as it appears hereon. Executors, administrators, trustees, etc. should so indicate when signing. If the stockholder is a corporation, the full corporate name should be inserted and the proxy signed by an officer of the corporation indicating his/her title.

Please indicate whether you plan to attend this meeting: ☐